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                                                                    EXHIBIT 11.1

                              SILICON GAMING, INC.

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                       THREE MONTHS ENDED    SIX MONTHS ENDED
                                       --------------------  -----------------
                                                                        JUNE
                                       JUNE 30,   JUNE 30,   JUNE 30,    30,
                                         1997       1996       1997     1996
                                       ---------  ---------  --------  -------
Net loss.............................  $  (5,937) $  (3,647) $(10,599) $(5,983)
                                       =========  =========  ========  =======
Weighted average common shares
 outstanding.........................     10,979      3,605    10,837    3,420
Weighted average preferred shares
 outstanding, as if converted........        --         679       --       679
Common shares, redeemable convertible
 preferred shares and options and
 warrants to purchase shares of
 common and redeemable convertible
 preferred shares granted (using the
 treasury stock method assuming an
 initial public offering price of
 $10.50) since July 31, 1995 included
 pursuant to Securities and Exchange
 Commission Rules....................        --       7,232       --     6,123
                                       ---------  ---------  --------  -------
  Weighted average common and
   equivalent shares.................     10,979     11,516    10,837   10,222
                                       =========  =========  ========  =======
  Net loss per share.................  $   (0.54) $   (0.32) $  (0.98) $ (0.59)
                                       =========  =========  ========  =======
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